Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | March 4, 2019 Barclays Bank PLC Approximately 4 years The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) (the “Index”) Issuer: Tenor: Reference Asset: Hypothetical Performance Scenario* CUSIP / ISIN: Initial Value: Initial Valuation Date: Issue Date: Observation Dates 06747MHR0 / US06747MHR07 The Closing Value of the Index on the Initial Valuation Date March 29, 2019 April 3, 2019 March 30, 2020, March 29, 2021, March 29, 2022 and March 28, 2023 (The final Observation Date is also the “Final Valuation Date”) March 31, 2023 Maturity Date: Selected Structure Definitions Lock-In Return: The greater of (i) the highest Reference Asset Return with respect to any Observation Date and (ii) 0.00%. * The hypothetical performance scenario shown above is for illustrative purposes only and may not reflect the actual performance of the Index over the term of the notes or the actual Lock-In Return. You will not benefit from the Lock-In Return feature if the Closing Value on the Final Valuation Date is less than -25.00%, in which case you may lose up to 100% of the principal amount of your notes. The graph above also assumes a hypothetical Initial Value of 100. The actual Initial Value will be the Closing Value of the Index on the Initial Valuation Date. Reference Asset Return: With respect to each Observation Date (including the Final Valuation Date), the performance of the Reference Asset from the Initial Value to the Closing Value on that date, calculated as follows: Cl o si n g Va l u e o n th e re l eva n t d a te – In i tia l Va l u e Initial Value The Reference Asset Return with respect to the Final Valuation Date Final Reference Asset Return: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: • If the Final Reference Asset Return is greater than or equal to -25.00%, an amount calculated as follows: All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated March 4, 2018 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment, including any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity: $1,000 + ($1,000 x Lock-In Return) In this circumstance, you will receive a positive return on the notes only if the Closing Value of the Index increases from the Initial Value on at least one Observation Date, resulting in a Lock-In Return greater than 0.00%. • If the Final Reference Asset Return is less than -25.00%, an amount calculated as follows: $1,000 + [$1,000 x Final Reference Asset Return] If the Final Reference Asset Return is less than -10.00%, the lock-in feature will not apply and you will be fully exposed to the negative Final Reference Asset Return. You may lose up to 100.00% of the principal amount of your notes. The closing level of the Index, as further described in the Pricing Supplement. Closing Value: Barrier Lock-In Notes

Fact Sheet | March 4, 2019 Summary Characteristics of the Notes Summary Risk Considerations • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment at maturity under the terms of the notes. • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.85% of the principal amount of the notes, or up to $18.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the expected to be between $915.00 and $950.40 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You will receive at least the principal amount of your notes if the Final Reference Asset Return is greater than or equal to -25.00%. If the Final Reference Asset Return is less than -25.00%, the lock-in feature will not apply and you will be fully exposed to the negative Final Reference Asset Return. You may lose up to 100.00% of the principal amount of your notes. • Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes. • Conflict of Interest—We and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Potential Return Limited to the Lock-In Return—You will receive a positive return on the notes only if (i) the Closing Value of the Index increases from the Initial Value on at least one Observation Date, resulting in a Lock-In Return greater than 0.00%, and (ii) the Final Reference Asset Return is greater than or equal to -25.00. You will not receive any positive return on the notes if the Closing Value of the Index does not increase from the Initial Value on any Observation Date. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747MHR0.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Barrier Lock-In Notes